Exhibit 99.1

             EDWARDS LIFESCIENCES ANNOUNCES CLINICAL TRIAL INITIATED
                   FOR THERAPY TO TREAT CRITICAL LIMB ISCHEMIA

    RALEIGH, N.C., June 23 /PRNewswire-FirstCall/ -- Edwards Lifesciences Corporation (NYSE: EW), a world leader in medical technologies to treat advanced cardiovascular disease, announced today that Duke University Medical Center has initiated a Phase I clinical trial to evaluate EW-A-401's safety in the treatment of critical limb ischemia, a severe form of peripheral artery disease
(PAD) that can result in amputation and limb loss. EW-A-401 is a novel therapeutic gene transfer compound based on technology licensed from Sangamo BioSciences, Inc. (Nasdaq: SGMO) that is designed to stimulate the natural healing and repair of oxygen-starved tissue.

    "We've initiated a trial that we think will provide critical information that will help us understand how the body can improve perfusion in patients with critical limb ischemia," said Brian Annex, M.D., professor of medicine and director of vascular medicine at Duke University Medical Center in Durham, North Carolina. "The patients treated to date have been referred by Dr. Bill Marston from the vascular surgery division at the University of North Carolina at Chapel Hill. Through his efforts and those of my colleges in vascular surgery and cell therapy at Duke, we are optimistic about the study and the progress that is being made."

    EW-A-401 encodes a zinc finger DNA-binding protein transcription factor which activates a set of the patient's genes, including all isoforms of the Vascular Endothelial Growth Factor A (VEGF-A), to repair oxygen-starved (or ischemic) tissue. In preclinical models, the compound was shown to be effective in stimulating the growth of functionally normal vessels, increasing blood flow in ischemic limbs, and protecting ischemic tissue. EW-A-401 is also currently being tested at the National Institutes for Health for the treatment of intermittent claudication, an early symptom of PAD that results in leg muscle pain during exercise.

    "By combining Edwards Lifesciences' cardiovascular knowledge with Sangamo's gene regulation technology, we have developed a compound that has the promise to help patients suffering from some of the most pervasive forms of cardiovascular disease," said Donald E. Bobo, Jr., Edwards' vice president and general manager responsible for this initiative. "With this therapy in the early stages of development, we are cautiously optimistic about the potential benefits EW-A-401 could offer to ischemic vascular disease patients worldwide."

    Designed as a multi-dose, dose-escalation study involving up to 16 patients with 12 months of follow-up, the trial primarily seeks to measure EW-A-401's safety in treating patients with critical limb ischemia. Among other measurements, changes in progenitor cell populations will be evaluated to determine the extent to which tissue repair can be accomplished. In addition, investigators hope to obtain preliminary data on the therapy's effectiveness in improving patients' clinical status.

    Peripheral Artery Disease Affects between 8 Million and 10 Million Americans According to the American Heart Association, PAD is estimated to affect between 8 million and 10 million people in the United States, although the condition is often under-diagnosed and undertreated. PAD is caused by blockages to the arteries that supply the legs with blood. The initial sign of PAD is leg muscle pain during exercise, a symptom known as intermittent claudication. As the disease progresses, patients can experience leg pain even when resting. Eventually, some PAD patients have such poor blood flow that they develop critical limb ischemia and may develop leg ulcers that do not heal, resulting in limb amputation if unsuccessfully treated.

    About Edwards Lifesciences
    Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring. Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies. The company's global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, Fogarty, LifeStent, PERIMOUNT and Swan-Ganz. Additional company information can be found at http://www.edwards.com.

    For more information about Sangamo BioSciences, Inc., visit the company's web site at http://www.sangamo.com.

    This news release includes forward-looking statements that involve risks and uncertainties including those related to the successful enrollment of clinical trials; the ability of EW-A-401 to successfully restore function of ischemic muscle tissue and help millions of patients with PAD; and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Actual results or experience could differ materially from that expressed or implied by forward-looking statements.

    Edwards is a trademark of Edwards Lifesciences Corporation. Edwards Lifesciences, Carpentier-Edwards, Cosgrove-Edwards, Fogarty, PERIMOUNT and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office. LifeStent is a trademark of Edwards Lifesciences AG and is registered in the United States Patent and Trademark Office.

SOURCE  Edwards Lifesciences Corporation
    -0-                             06/23/2005
    /CONTACT:  Media, Barry R. Liden, +1-949-250-5070, or Investors,
David K. Erickson, +1-949-250-6826, both of Edwards Lifesciences Corporation/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.edwards.com /
    (EW SGMO)

CO:  Edwards Lifesciences Corporation; Sangamo BioSciences, Inc.
ST:  North Carolina, California
IN:  HEA MTC BIO
SU: